800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media, contact: Fred Solomon Manager, Corporate Communications Phone: (724) 838-6650 Media Hotline: (888)233-3583 E-Mail: fsolomo@alleghenyenergy.com	Investor contact: Max Kuniansky Executive Director, Investor Relations and Corporate Communications Phone: (724) 838-6895 E-Mail: mkunian@alleghenyenergy.com

Judge Rules on Motions for Summary Judgment in Merrill Lynch Lawsuit

GREENSBURG, Pa., April 13, 2005 – Allegheny Energy, Inc. (NYSE: AYE) today announced that the United States District Court, Southern District of New York, has issued an order in the case between Merrill Lynch & Co., Inc. and Allegheny Energy, Inc. [02 Civ. 7689 (HB)].

District Judge Harold Baer, Jr. in part granted and in part denied various motions by the parties for summary judgment. The motions arose as a result of a dispute between Allegheny Energy and Merrill Lynch with regard to Allegheny’s purchase of Merrill Lynch’s energy marketing and trading business in 2001.

In an opinion and order issued yesterday, the court:

•	Granted Merrill Lynch’s motion for summary judgment on its breach of contract claim, thereby requiring Allegheny to purchase Merrill’s equity interest in Allegheny Energy’s generation and marketing subsidiary, Allegheny Energy Supply Company, LLC, for $115 million plus interest, to be offset by whatever judgment Allegheny obtains on its counterclaims, if any;

•	Denied Merrill’s summary judgment motion with respect to Allegheny’s breach of contract and fraud counterclaims;

•	Granted Merrill’s summary judgment motion dismissing Allegheny’s counterclaims for breach of fiduciary duty (which included a punitive damages claim) and negligent misrepresentations; and

•	Denied Allegheny’s motion for partial summary judgment on its contract claim.

Thus, Allegheny’s breach of contract and fraud counterclaims remain pending before the court. “We intend to pursue these claims vigorously,” said Paul J. Evanson, Allegheny Energy Chairman, President and Chief Executive Officer. The trial on those claims is scheduled to begin May 9.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. For more information, visit our Web site at www.alleghenyenergy.com.

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